Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-4

KHEOBA Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares	(1)	457(a)	8,092,000	$2.50	$20,230,000.00	0.0001531	$3,097.21

Total Offering Amounts:							$20,230,000.00		3,097.21
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$3,097.21

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Offering Note(s)

(1)	All securities being registered will be issued by KHEOBA Limited, a British Virgin Islands company limited by shares (“KHEOBA BVI”), in connection with the Merger Agreement described in this registration statement and the information statement/prospectus included herein, which provides for, among other things, the merger of KHOB Merge Sub Limited, a BVI company (“Merger Sub”) and wholly-owned subsidiary of KHEOBA BVI, with and into KHEOBA CORP., a Nevada corporation (“KHEOBA Nevada”). Merger Sub will be the surviving entity and become a wholly-owned subsidiary of KHEOBA BVI (the “Reincorporation Merger”).

The Amount Registered consists of 8,092,000 Class A Ordinary Shares to be issued in exchange for outstanding shares of common stock of KHEOBA Nevada. As a result of the Reincorporation Merger, each of the 8,092,000 KHEOBA Nevada shares of common stock issued and outstanding immediately prior to the effective time of the Merger Agreement will be canceled and automatically converted into the right to receive, without interest, one Class A Ordinary Share of KHEOBA Limited.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock of KHEOBA Nevada on September 4, 2025 ($2.5 per share), in accordance with Rule 457(f), which is within five business days prior to the date of filing of the registration statement on Form F-4.

Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.

Represents 8,092,000 Class A Ordinary Shares of KHEOBA BVI issuable in exchange for outstanding shares of common stock of KHEOBA Nevada pursuant to the Reincorporation Merger.

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends, or similar transactions.